Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $1.15 IN SECOND QUARTER

LAKE FOREST, Ill., July 27, 2005 — Brunswick Corporation (NYSE: BC) reported today a 27 percent increase in net earnings on 12 percent sales growth and a 23 percent improvement in operating earnings for the second quarter of 2005.  Net earnings totaled $114.1 million, or $1.15 per diluted share, for the second quarter, compared with net earnings of $90.1 million, or $0.93 per diluted share, for the year-ago quarter.

 “It was a record quarter for Brunswick, evidence of our ability to leverage our competitive and technological advantages to extend our leadership position in all of our market segments,” said Brunswick Chairman and Chief Executive Officer George W. Buckley.  “We saw strength in our marine operations where our customer-led strategy of offering new products incorporating the technologies and features that resonate with consumers continues to drive sales growth.  For the quarter, marine engine and boat sales advanced 14 percent and 18 percent, respectively, energized by share gains by some of our most established brands.  While acquisitions contributed to the company’s 12 percent overall sales increase, our organic growth was an impressive 10 percent.  We head into the remainder of the year with good sales momentum and a positive market outlook that will aid our efforts to grow the business, while our strong balance sheet affords us flexibility to invest further in our business and pursue attractive acquisition opportunities.”

Second Quarter Results

For the quarter ended June 30, 2005, net sales increased 12 percent to $1,598.6 million, up from $1,422.7 million a year earlier.  Excluding the effect of acquired businesses that were not part of the company a year ago, sales were up 10 percent in the quarter.  Operating earnings rose 23 percent to $171.7 million compared with $139.5 million in the year-ago quarter, and operating margins improved to 10.7 percent from 9.8 percent.  Net earnings totaled $114.1 million, or $1.15 per diluted share, up 27 percent from $90.1 million, or $0.93 per diluted share, for the second quarter of 2004.  Debt-to-total capital was 27.7 percent at quarter end as compared with 31.9 percent a year earlier, and cash totaled $508.6 million.

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported net sales of $755.5 million in the second quarter of 2005, up 14 percent from $665.2 million in the year-ago quarter.  Operating earnings in the second quarter increased 12 percent to $107.0 million versus $95.6 million, while operating margins declined slightly to 14.2 percent from 14.4 percent for the same quarter in 2004.

“Our Mercury Marine engine business continued to show strength, with solid sales growth reported for outboard and sterndrive engines as well as parts and accessories in both the domestic and international markets,” Buckley explained.  “In addition, BNT sales remained robust, up 65 percent for the quarter, primarily driven by an 80 percent increase at Navman with its growing family of marine electronics products, as well as an expanding assortment of new GPS-based products for land navigation.”

“During the quarter we continued to invest in projects that will lead to improved financial performance in the coming year.  Our new engine plants in China and Japan that started up in the first quarter are good examples of this effort,” Buckley noted.  “While we incurred costs associated with the ramp up of production at these facilities, we will begin to see the benefit of our improved cost structure as we build volume over the coming year.”

The China facility is making 40 to 60 horsepower four-stroke outboard engines, while Mercury uses the Japan operation, with joint venture partner, Tohatsu, to make four-stroke outboards from 2.5 to 30 horsepower.

“Effective the first of July, Mercury became the first major engine maker to exit the carbureted two-stroke outboard market, fulfilling our commitment to discontinue producing non-emission compliant two-strokes for sale in the United States and Canada beginning with the 2006 model year,” Buckley noted.  “We now have a full line of low-emission engines that includes our direct fuel injected OptiMax two-stroke outboards as well as four-stroke engines ranging from 2.5 horsepower to our new Verado supercharged outboards with offerings up to 275 horsepower.  Indeed, low-emission engines accounted for 71 percent of our outboard sales during the quarter, up from 56 percent in the year-ago period.  We are very pleased with consumers’ response to our new offerings; however, they generally have lower margins than carbureted two-strokes due to their more advanced technology and higher-cost components.  Increased volumes as well as our move to lower cost manufacturing areas are helping to improve that situation.”

Boat Segment

The Brunswick Boat Group comprises the Boat segment.  The group has 18 boat brands, including Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Baja, Sea Pro and Triton along with the Land ‘N’ Sea and Attwood marine parts and accessories distribution and manufacturing businesses.

The Boat segment reported net sales for the second quarter of $742.2 million, up 18 percent compared with $629.9 million in the second quarter of 2004.  Boat segment sales for the quarter benefited from the Albemarle, Sea Pro and Triton acquisitions, all made since the end of 2004.  Excluding the sales of these businesses, Boat segment sales increased 13 percent in the quarter.  Operating earnings increased to $74.8 million, 31 percent ahead of the $57.0 million reported in the second quarter of 2004, and operating margins rose 110 basis points to 10.1 percent, up from 9.0 percent.

“Our sales growth was driven by a stellar performance from Sea Ray with a 26 percent gain in the quarter as well as from strong contributions from Bayliner and our other fiberglass boat brands.  Our customer-led strategy means getting the product right and getting the distribution right.  The strong retail demand for our products that we saw in the second quarter is evidence of the success of that approach.”

“Additionally, our strategy of organizing and grouping our boat brands around specific market segments is sharpening our focus and firmly establishing Brunswick as a major player in such areas as freshwater and saltwater fishing,” Buckley explained.  “Last year, for example, we had two brands – Boston Whaler and Trophy – targeting offshore fishing.  Now with the formation of the Saltwater Boat Group and the addition of the Sea Pro, Sea Boss and Palmetto brands, Brunswick now offers our dealers and consumers more choices to meet their saltwater boating needs and preferences.”

“The same is happening in the Freshwater Boat Group, where we acquired Triton Boats during the quarter,” Buckley added.  “One of the leading bass boat brands, Triton also offers us additional pontoon and aluminum models to address the needs of anglers and boating enthusiasts.  And while we have recently seen some regional weakness in the aluminum boat market, particularly in the Midwest and Northeast where poor weather at the start of the boating season dampened demand, we believe we have put together a formidable line-up of freshwater boats that will provide our dealers with a full array of products to meet their customers’ needs.  During the quarter we reduced production at two of our aluminum plants to properly balance supply to demand and prune pipeline inventories in advance of the start of the 2006 model year.”

Buckley also pointed out that Brunswick’s acquisition efforts have not been confined to the U.S. boat market.  “During the quarter, we completed the acquisition of the portion that we previously did not own of Valiant, a leading European maker of rigid inflatable boats.  We expect to be more active on the international front in the future as we look to ‘fill in the white space’ in other world markets.”

The Brunswick Boat Group’s growing parts and accessories business also had a strong quarter with Land ‘N’ Sea registering a double-digit sales increase.  In July, Brunswick acquired Kellogg Marine of Old Lyme, Conn., to serve as a hub for its parts distribution efforts in the Northeast.  Brunswick is nearing its goal, set just two years ago, of offering same- or next-day service on parts and accessories to anywhere in the continental U.S. and Canada.

Fitness Segment

The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Fitness equipment sales increased 2 percent in the quarter, excluding sales from the Omni retail stores that were sold in late 2004.  Segment sales in the second quarter of 2005 reached $120.4 million, down from $122.3 million in the year-ago quarter, which included Omni retail sales.  Fitness segment operating earnings for the quarter totaled $5.1 million, up 76 percent from $2.9 million in the second quarter of 2004, and operating margins advanced 180 basis points to 4.2 percent from 2.4 percent a year ago.

“The increase in fitness equipment sales was driven by strong demand in the domestic commercial markets.  Double-digit growth in the United States was partially offset by a decline in European sales where we continue to face competitive pricing pressure.  Our many efforts to improve productivity and operating results within the Fitness segment are beginning to bear fruit, with improvement in operating margins evident during the most recent quarter,” Buckley said.  “By concentrating on manufacturing and supply chain efficiencies, as well as expense control, we have been able to improve our margins and operating performance at Life Fitness.  It is for these reasons and others we anticipate that improvement in financial performance will continue as our Fitness operations sharpen their focus on market segments to better leverage the enduring power of our brands and the excitement of new products.”

Bowling & Billiards Segment

The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the second quarter of 2005 totaled $114.9 million, up 9 percent compared with $105.8 million in the year-ago quarter.  Year-over-year operating earnings advanced 24 percent to $5.2 million in the second quarter versus $4.2 million, and operating margins improved to 4.5 percent compared with 4.0 percent in 2004.

“Every segment of Bowling & Billiards advanced its sales during the quarter,” Buckley said.  “Bowling products had a double-digit gain for the quarter and built sales momentum with the introduction of Brunswick Premium Furniture at a late June trade event.  The new living-room styled furniture is more inviting and comfortable than traditional configurations.  Meant to be more appealing to the casual bowler, who continues to grow in importance for center operators, this furniture invites longer time spent in the bowling centers, more repeat business and, subsequently, greater revenue opportunities.”

“Likewise, our bowling retail operations continue to prove to be dependable revenue generators thanks to our management expertise and our continuing efforts to expand our Brunswick Zone concept,” Buckley added.  “We have been particularly happy with the response to our larger bowling entertainment centers.  They continue to grow at rates that eclipse traditional locations.”

Six-Month Results

For the six months ended June 30, 2005, the company had net sales of $2,999.7 million, up 14 percent from $2,622.3 million for the first half of 2004.  Excluding contributions from acquired businesses, sales were up 10 percent.  Operating earnings totaled $270.8 million for the first half of 2005, up 24 percent from the $218.0 million for the corresponding period in 2004, and operating margins expanded 70 basis points, reaching 9.0 percent versus 8.3 percent a year ago.  Net earnings for the first six months of 2005 increased 51 percent to $208.7 million, or $2.11 per diluted share, from $138.1 million, or $1.43 per diluted share, for the same period in 2004.  As previously announced, during the first quarter of 2005 the company completed the sale of approximately 1.9 million shares of MarineMax, Inc. stock.  Results for the first half of 2005 include a pre-tax gain of $38.7 million, equivalent to $0.32 per diluted share, recorded on the stock sale in the first quarter.

Looking Ahead

“At the beginning of the year we based our planning on the assumption that marine retail demand would be up in the mid-single digits.  Although there have been puts and takes in various geographical areas and market segments, results through the first half of 2005 continue to support that assumption,” Buckley said.  “We are also seeing positive trends in pipeline inventories with 23 weeks of supply for boats and 20 weeks of supply of engines in the channel, down eight weeks and nine weeks, respectively, from the end of March.  This reflects the strong demand at retail we saw in the second quarter and our dealers’ expectations for continued growth at retail for the remainder of the year.”

“While keeping in mind the impact of underlying economic and stock market conditions, we expect to report another record year for Brunswick,” Buckley said.  “Based on our performance in the second quarter and outlook for the second half, we are raising our estimate for the year to $3.62 to $3.72 per diluted share, which includes the $0.32 gain on the stock sale.  This compares with $2.77 per diluted share for 2004.  This would imply earnings for the second half in the range of $1.51 to $1.61 per diluted share, which we believe will be more or less evenly divided between the third and fourth quarters.  The wild card is the timing of planned investment spending, which could result in a few pennies shifting between the two quarters.”

Forward-Looking Statements

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing.  These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products.  Additional factors are included in the company’s Annual Report on Form 10-K for 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, Hatteras, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation

Comparative Consolidated Statements of Income

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30
	2005	2004	% Change

Net sales	$1,598.6	$1,422.7	12%
Cost of sales	1,186.0	1,054.9	12%
Selling, general and administrative expense	204.8	198.9	3%
Research and development expense	36.1	29.4	23%
Operating earnings	171.7	139.5	23%
Interest expense	(13.1)	(10.4)	-26%
Other income	9.2	5.4	70%
Earnings before income taxes	167.8	134.5	25%
Income tax provision	53.7	44.4

Net earnings	$114.1	$90.1	27%

Earnings per common share:
Basic	$1.16	$0.94	23%
Diluted	1.15	0.93	24%

Weighted average number of shares used for computation of:
Basic earnings per share	98.0	95.4	3%
Diluted earnings per share	99.2	97.2	2%

Effective tax rate	32.0%	33.0%

Brunswick Corporation

Comparative Consolidated Statements of Income

(in millions, except per share data)

(unaudited)

	Six Months Ended June 30
	2005	2004	% Change

Net sales	$2,999.7	$2,622.3	14%
Cost of sales	2,245.2	1,957.2	15%
Selling, general and administrative expense	413.4	385.0	7%
Research and development expense	70.3	62.1	13%
Operating earnings	270.8	218.0	24%
Interest expense	(26.1)	(20.5)	27%
Investment sale gain (1)	38.7	—
Other income	16.0	8.6	86%
Earnings before income taxes	299.4	206.1	45%
Income tax provision	90.7	68.0

Net earnings	$208.7	$138.1	51%

Earnings per common share:
Basic	$2.13	$1.46	46%
Diluted	$2.11	$1.43	48%

Weighted average number of shares used for computation of:
Basic earnings per share	97.8	94.5	3%
Diluted earnings per share	99.1	96.4	3%

Effective tax rate (2)	30.3%	33.0%

(1)	The company sold its investment in MarineMax, Inc. pursuant to a registered public offering by MarineMax.

(2)

The decrease in the effective tax rate for the six months ended June 30, 2005, was primarily due to lower tax expense associated with the gain on sale of the investment in MarineMax. Excluding the tax effect of this gain, the effective tax rate was 32.0 percent.

Brunswick Corporation

Selected Financial Information

(in millions)

(unaudited)

Segment Information

	Three Months Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$755.5	$665.2	14%	$107.0	$95.6	12%	14.2%	14.4%
Boat	742.2	629.9	18%	74.8	57.0	31%	10.1%	9.0%
Marine eliminations	(133.4)	(99.9)		—	—
Total Marine	1,364.3	1,195.2	14%	181.8	152.6	19%	13.3%	12.8%

Fitness	120.4	122.3	-2%	5.1	2.9	76%	4.2%	2.4%
Bowling & Billiards	114.9	105.8	9%	5.2	4.2	24%	4.5%	4.0%
Eliminations	(1.0)	(0.6)		—	—
Corp/Other	—	—		(20.4)	(20.2)	-1%

Total	$1,598.6	$1,422.7	12%	$171.7	$139.5	23%	10.7%	9.8%

	Six Months Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$1,361.1	$1,193.1	14%	$159.0	$138.2	15%	11.7%	11.6%
Boat	1,419.7	1,141.9	24%	124.3	89.0	40%	8.8%	7.8%
Marine eliminations	(252.9)	(180.1)		—	—
Total Marine	2,527.9	2,154.9	17%	283.3	227.2	25%	11.2%	10.5%

Fitness	247.9	252.9	-2%	11.5	12.1	-5%	4.6%	4.8%
Bowling & Billiards	226.4	216.0	5%	16.3	17.7	-8%	7.2%	8.2%
Eliminations	(2.5)	(1.5)		—	—
Corp/Other	—	—		(40.3)	(39.0)	-3%

Total	$2,999.7	$2,622.3	14%	$270.8	$218.0	24%	9.0%	8.3%

Brunswick Corporation

Comparative Consolidated Balance Sheets

(in millions)

	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$508.6	$499.8	$438.2
Accounts and notes receivables, net	514.5	463.2	459.5
Inventories
Finished goods	420.2	389.9	363.5
Work-in-process	306.8	260.5	240.7
Raw materials	158.9	136.4	109.0
Net inventories	885.9	786.8	713.2
Deferred income taxes	298.3	292.7	311.5
Prepaid expenses and other	59.6	56.2	53.5
Current assets	2,266.9	2,098.7	1,975.9

Net property	892.9	876.4	846.8

Other assets
Goodwill and other intangibles	1,005.5	952.8	892.2
Investments and other long-term assets	371.5	418.5	380.0

Total assets	$4,536.8	$4,346.4	$4,094.9

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$3.1	$10.7	$13.4
Accounts payable	432.8	387.9	351.0
Accrued expenses and accrued income taxes	813.4	855.2	811.1
Current liabilities	1,249.3	1,253.8	1,175.5

Long-term debt	729.4	728.4	726.5
Other long-term liabilities	647.3	651.9	610.4
Shareholders’ equity	1,910.8	1,712.3	1,582.5

Total liabilities and shareholders’ equity	$4,536.8	$4,346.4	$4,094.9

Supplemental Information
Debt-to-capitalization rate	27.7%	30.2%	31.9%

Brunswick Corporation

Comparative Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Six Months Ended June 30
	2005	2004

Cash flows from operating activities
Net earnings	$208.7	$138.1
Depreciation and amortization	78.4	76.9
Changes in noncash current assets and current liabilities	(156.5)	(91.7)
Income taxes and other, net	(19.2)	46.7
Net cash provided by operating activities	111.4	170.0

Cash flows from investing activities
Capital expenditures	(84.5)	(72.7)
Acquisitions of businesses, net of cash and debt acquired	(89.6)	(214.0)
Investments	(6.8)	(2.3)
Proceeds from investment sale	57.9	—
Other, net	11.8	3.9
Net cash used for investing activities	(111.2)	(285.1)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	1.1	(5.5)
Net proceeds from issuances of long-term debt	—	149.1
Payments of long-term debt including current maturities	(1.9)	(5.6)
Stock options exercised	9.4	69.4
Net cash provided by financing activities	8.6	207.4

Net increase in cash and cash equivalents	8.8	92.3
Cash and cash equivalents at January 1	499.8	345.9

Cash and cash equivalents at June 30	$508.6	$438.2

Free Cash Flow
Net cash provided by operating activities	$111.4	$170.0

Net cash provided by (used for):
Capital expenditures	(84.5)	(72.7)
Proceeds from investment sale (1)	57.9	—
Other, net	11.8	3.9

Total Free Cash Flow	$96.6	$101.2

(1) Pre-tax proceeds from the sale of the company’s investment in MarineMax, Inc.,  net of selling costs.

# # #